THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF
         AN OFFER TO SELL ANY OF THE NOTES (AS DEFINED BELOW). THE OFFERS (AS DEFINED BELOW) ARE MADE SOLELY BY THE OFFER TO PURCHASE, DATED JULY 20, 1999, AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OF AN OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES, BLUE SKY OR OTHER LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                          CONCENTRA MANAGED CARE, INC.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
       ALL OF ITS OUTSTANDING 6% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                                      AND
      ALL OF ITS OUTSTANDING 4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2003


         Concentra Managed Care, Inc., a Delaware corporation (the "Company"), is offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase (as amended or supplemented from time to time, the "Offer to Purchase ") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), (i) all of its outstanding 6% Convertible Subordinated Notes due 2001 (the "6% Notes") for a cash purchase price of $1,002.50 per $1,000 principal amount of 6% Notes, plus accrued and unpaid interest up to, but not including, the date of payment and (ii) all of its outstanding 4.5% Convertible Subordinated Notes due 2003 (the "4.5% Notes" and, together with the 6% Notes, the "Notes") for a cash purchase price of $1,001.25 per $1,000 principal amount of 4.5% Notes, plus accrued and unpaid interest up to, but not including, the date of payment. The offer to purchase each issue of Notes on the terms and subject to the conditions set forth herein and in the Letter of Transmittal is referred to individually as an "Offer," and such offers with respect to both issues of Notes are collectively referred to as the "Offers."

         Each Offer is subject to certain conditions, including, among other things, the consummation of the Merger (as defined below), and certain other conditions described in the Offer to Purchase . The purchase of the Notes is not a condition to the Merger. Each Offer is independent of the other.

         The Offers are being made in connection with the proposed merger (the "Merger") of Yankee Acquisition Corp., a Delaware corporation ("Yankee") and a wholly owned subsidiary of Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership with and into the Company, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of March 24, 1999, between Yankee and the Company.

EACH OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 17, 1999 UNLESS EXTENDED OR TERMINATED (SUCH TIME AND DATE OR THE LATEST TIME AND DATE TO WHICH THE RELEVANT OFFER MAY BE EXTENDED OR TERMINATED WITH RESPECT TO EACH OF THE OFFERS , BEING REFERRED TO AS THE "EXPIRATION TIME"). HOLDERS OF NOTES MUST TENDER THEIR NOTES PRIOR TO THE APPLICABLE EXPIRATION TIME TO RECEIVE THE APPLICABLE PURCHASE PRICE. TENDERS OF NOTES MAY BE VALIDLY WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT BY THE COMPANY PURSUANT TO THE RELEVANT OFFER, MAY ALSO BE VALIDLY WITHDRAWN AT ANY TIME AFTER TUESDAY, SEPTEMBER 14, 1999.

         For purposes of each Offer, the Company will be deemed to have accepted for purchase Notes validly tendered (and not validly withdrawn) pursuant to that Offer (or defectively tendered Notes with respect to which the Company has waived any defects) if, as and when the Company gives oral notice (confirmed in writing) or written notice thereof to the United States Trust Company of New York (the "Depositary"). Payment for Notes accepted for purchase in the Offers will be made by the Company by promptly depositing such payment with the Depositary, which will act as agent for the tendering holders of Notes for the purpose of receiving the relevant purchase price and transmitting the relevant purchase price to such holders of Notes. In all cases, payment for Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of certificates for the applicable Notes (or confirmation of book-entry transfer), a properly completed and duly executed Letter of Transmittal related thereto (or a manually signed facsimile) or, if applicable, an Agent's Message (as defined in the Offer to Purchase ) in lieu of a Letter of Transmittal and any other documents required thereby. Upon the terms and subject to the conditions of the Offers , delivery of the purchase price for Notes accepted for purchase pursuant to the Offers will be made by the Depositary promptly after its receipt of funds for the payment of such Notes.

         Each of the Offers will expire at 5:00 p.m., New York City time, on Tuesday, August 17, 1999, unless extended by the Company in its sole discretion or terminated earlier. The Company expressly reserves the right to extend either or both of the Offers on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making an announcement by press release to the Dow Jones News Service or other public announcement prior to 9:00 a.m., New York City time, on the next business day following the relevant previously scheduled Expiration Time for such extended Offer. During any extension of an Offer, all Notes previously tendered and not withdrawn pursuant to that Offer and not accepted for purchase will remain subject to that Offer and may, subject to the terms and conditions of the Offer to Purchase and the accompanying Letter of Transmittal, be accepted for purchase by the Company.

         Holders of Notes who wish to exercise their right of withdrawal with respect to an Offer must give written notice of withdrawal delivered by mail, hand delivery or manually signed facsimile transmission, which notice must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase . In order to be valid, a notice of withdrawal must (i) specify the name of the person who deposited the Notes to be withdrawn (the "Depositor"), the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the Book-Entry Transfer Facility (as defined in the Offer to Purchase ) whose name appears on a security position listing as the owner of such Notes), if different from that of the Depositor,
(ii) specify the principal amount of Notes to be withdrawn, (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal (including, in any case, any required signature guarantee(s)) or be accompanied by evidence satisfactory to the Company and the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes and (iv) be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase . If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the holder of Notes and the certificate number or numbers relating to such withdrawn Notes must also be furnished to the Depositary as aforesaid prior to the physical release of the certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Notes).

         The Offer to Purchase and the accompanying Letter of Transmittal will be mailed to registered holders of Notes and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listings for subsequent transmittal to beneficial owners of Notes.

         The information required to be disclosed by Rule 13(e)-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase contains important information which should be read before any decision is made with respect to the Offers.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished at the Company's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Notes pursuant to the Offers.


                    The Information Agent for the Offers is:

                           [MacKenzie Partners Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                            (212) 929-5500 (Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2855


                     The Dealer Manager for the Offers is:

                          Donaldson, Lufkin & Jenrette
                                277 Park Avenue
                            New York, New York 10172
                    CALL TOLL-FREE (800) 255-9260, EXT. 4131



July 20, 1999

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